EXHIBIT 99.1


BLUE HOLDINGS, INC. REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS


COMMERCE, Calif.--(BUSINESS WIRE)--November 14, 2006--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced financial results for the three and nine months ended September 30, 2006.

THREE MONTHS ENDED SEPTEMBER 30, 2006

Net sales for the third quarter of 2006 were $14.6 million, a 4.8% increase over the $13.9 million reported in the prior year period. Net loss for the quarter was $(0.4) million versus net income of $2.4 million for the third quarter of 2005. Basic and diluted net loss per share were $(0.02) on 26.1 million weighted average shares outstanding versus net earnings of $0.09 on the same number of shares for the third quarter of 2005. Net sales and earnings for the quarter were negatively impacted by a combination of factors. The Company received late deliveries of a significant amount of both Taverniti and Antik product in the June and July period. This caused cancellations from some key accounts as well as a loss of re-orders. Additionally, the Company was impacted by inventory produced in anticipation of the distribution agreement in Europe with Global Fashion, as well as resources and expenses committed to the terminated transaction with Long Rap, Inc., the proprietor of the Up Against the Wall retail chain.

Blue Holdings' gross profit decreased to $4.4 million, or 30.5% of net sales in the third quarter of 2006 compared to $7.0 million, or 50.1% of net sales in the prior year period. The decrease in gross profit was due to discounts given to close out delayed inventory and inventory produced in anticipation of the distribution agreement in Europe.

Selling,  distribution  and  administrative  expenses  were $4.3  million in the quarter, up from $3.3 million in the prior year period. Of these expenses, approximately $64,000 was related to one-time non-recurring expenses arising in connection with the opening of the San Francisco store in September 2006. Operating expenses, as a percentage of sales, increased to 29.4% as compared to 23.5% in the prior year period. In addition to these expenses, we had a one-time non-recurring charge under other expenses amounting to approximately $500,000 arising in connection with the terminated transaction with Long Rap, Inc.

"While we are disappointed with our quarterly results, we remain confident and excited about the many opportunities we see ahead for Blue Holdings " said Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc. "The termination of the Up Against the Wall deal, the production delays and the termination of our negotiations with Global Fashion to distribute our products in Europe, negatively impacted our third quarter. Although we experienced these difficulties, we remain committed, focused and optimistic about the growth of our business. Specifically, our brands continue to perform strongly and meet our expectations. The Life & Death brand, which we recently acquired a 50% interest, has been very well received by our top retailers and department stores and is off to a strong start. In addition, the Company's San Francisco store is performing above initial expectations, and is doing an exceptional job of showcasing the Company's brands. The store has experienced very strong sell-throughs of all the Blue Holdings brands and products."

NINE MONTHS ENDED SEPTEMBER 30, 2006

For the nine months ended September 30, 2006, net sales were $41.6 million compared to $24.6 million in the same period last year. Net income was $2.0 million, or $0.08 per basic and diluted share compared to $3.9 million or $0.15 per basic and diluted share in the same period of last year. Gross profit for the nine months ended September 30, 2006 was $17.8 million or 42.8% of sales compared to $12.2 million or 49.7% in the same period of last year.

2006 OUTLOOK

The Company has revised its outlook for the year. Previously, the Company expected net sales for 2006 to be in the range of $60 million to $70 million. The Company is now projecting sales for 2006 to be in the range of $50 million to $52 million. We now see gross margins for 2006 to be in the 42%-45% range. The primary reason for the lowered guidance is the termination of negotiations with Global Fashion to distribute our products in Europe and the spillover effect of late delivery of product from our vendors in the third quarter.

CONFERENCE CALL

Blue Holdings, Inc. will host a conference call today, November 14, 2006 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The call will be hosted by Paul Guez, the Company's President and Chief Executive Officer, and Patrick Chow, the Company's Chief Financial Officer. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.blueholdings.com and at www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived on Blue Holdings' investor website for 90 days.

About Blue Holdings Inc.
Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the "Antik Denim," "Yanuk," and "Taverniti So Jeans," brands, both in the United States and internationally. It also has a 50%
ownership in a brand of knit collections called "Life & Death". Blue Holdings currently sells men's and women's styles and has launched a children's line. Antik Denim, Yanuk, and Taverniti So Jeans are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans and casual wear market.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements included in this release include statements related to Blue Holdings' continued growth, continued strong performance of its brands and projected sales. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Blue Holdings, Inc.
Patrick Chow, CFO  323-725-5555
patrick.chow@blueholdings.com

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
andrew.greenebaum@icrinc.com
or
Patricia Dolmatsky
patricia.dolmatsky@icrinc.com


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


       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

ASSETS                                               September 30,  December 31,
                                                         2006           2005
                                                      -----------    -----------
Current assets:                                       (Unaudited)
   Cash ..........................................    $   122,065    $   228,127
   Due from factor, net of reserves of $50,655
      and $96,849, respectively ..................      1,483,464        693,474
   Accounts receivable, net of reserves of
      $556,980 and $484,421, respectively:
      - Purchased by factor with recourse ........      7,519,219      4,287,163
      - Others ...................................        369,068          2,504
   Due from related parties ......................           --           15,974
   Inventories ...................................     13,554,453      9,925,162
   Deferred income taxes .........................        646,047        492,574
   Prepaid expenses and other current assets .....      1,092,560        351,919
                                                      -----------    -----------
      Total current assets .......................     24,786,876     15,996,897


   Deferred income taxes .........................      1,519,740      1,671,135
   Property and equipment, less accumulated
   depreciation ..................................      1,278,346        198,927
                                                      -----------    -----------

Total assets .....................................    $27,584,962    $17,866,959
                                                      ===========    ===========

LIABILITIES AND EQUITY

Current liabilities:
   Bank overdraft ................................    $    21,717    $   616,020
   Accounts payable ..............................      3,465,348      2,911,598
   Short-term borrowings .........................      9,495,943      4,583,936
   Due to related parties ........................        772,261        372,311
   Advances from majority shareholder ............      2,508,900         96,875
   Income taxes payable ..........................           --          650,468
   Accrued expenses and other current
      liabilities ................................      1,187,213        599,166
                                                      -----------    -----------
      Total current liabilities                        17,451,382      9,830,374
                                                      -----------    -----------

Commitment and contingency

Stockholders' equity:
   Common stock $0.001 par value,
    75,000,000 shares authorized,
    26,057,200 shares issued and outstanding .....         26,057         26,057
   Additional paid-in capital ....................      5,119,935      4,996,752
   Retained earnings .............................      4,987,588      3,013,776
                                                      -----------    -----------
      Total stockholders' equity .................     10,133,580      8,036,585
                                                      -----------    -----------
Total liabilities and stockholders' equity .......    $27,584,962    $17,866,959
                                                      ===========    ===========


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


       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                           THREE MONTHS                   NINE MONTHS
                                                                               ENDED                         ENDED
                                                                           SEPTEMBER 30,                 SEPTEMBER 30,
                                                                   ----------------------------   ---------------------------
                                                                      2006            2005           2006           2005
                                                                  ------------    ------------   ------------   ------------
Net sales .....................................................   $ 14,551,581    $ 13,887,689   $ 41,610,112   $ 24,578,736

Cost of goods sold ............................................     10,116,732       6,927,774     23,797,647     12,355,956
                                                                  ------------    ------------   ------------   ------------

Gross profit ..................................................      4,434,849       6,959,915     17,812,465     12,222,780

Selling, distribution & administrative expenses ...............      4,281,467       3,264,457     13,204,554      6,416,963
                                                                  ------------    ------------   ------------   ------------

Income before other expenses and provision for income taxes ...        153,382       3,695,458      4,607,911      5,805,817
                                                                  ------------    ------------   ------------   ------------
Other expenses:

   Interest expense ...........................................        257,997          11,095        643,759         18,683

   Expenses relating to abandoned acquisition of Long Rap, Inc.        500,887            --          500,887           --

   Expenses relating to exchange transaction ..................           --            50,000           --          527,617
                                                                  ------------    ------------   ------------   ------------

      Total other expenses ....................................        758,884          61,095      1,144,646        546,300
                                                                  ------------    ------------   ------------   ------------

Income (loss) before provision for income taxes ...............       (605,502)      3,634,363      3,463,265      5,259,517

Provision (benefit) for income taxes ..........................       (184,642)      1,239,830      1,489,453      1,376,114
                                                                  ------------    ------------   ------------   ------------

Net income (loss) .............................................   $   (420,860)   $  2,394,533   $  1,973,812   $  3,883,403
                                                                  ============    ============   ============   ============

Net income (loss) per common share, basic and diluted .........   $      (0.02)   $       0.09   $       0.08   $       0.15
                                                                  ============    ============   ============   ============

Weighted average shares outstanding, basic and diluted ........     26,057,200      26,057,200     26,057,200     26,057,200
                                                                  ============    ============   ============   ============


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